Exhibit 99.1
FirstEnergy Corp.                                For Release: October 20, 2004
76 South Main Street
Akron, OH  44308
www.firstenergycorp.com

News Media Contact:                               Investor Contact:
Ellen Raines                                      Kurt Turosky
(330) 384-5808                                    (330) 384-5500


                 FIRSTENERGY UPDATES STATUS OF SEC INVESTIGATION

         Akron, OH - FirstEnergy Corp. (NYSE: FE) announced today it has been notified by the U.S. Securities and Exchange Commission (SEC) that the informal inquiry the SEC initiated in September 2003 relating to restatements of financial statements announced in 2003, and the extended outage at the company's Davis-Besse Nuclear Power Station has become the subject of a formal order of investigation. The SEC notification also encompasses issues raised during the SEC's examination under the Public Utility Holding Company Act.

         Concurrent with this notification, the company has received a subpoena asking for background documents and documents related to the restatements and Davis-Besse issues. FirstEnergy has cooperated fully with the informal inquiry, and will continue to do so with the formal investigation.

         FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; marketing of natural gas; and energy management and other energy-related services.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, the final outcome in the proceeding related to the Company's Application for a Rate Stabilization Plan, the risks and other factors discussed from time to time in the Company's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2003, and its Form 10-Q for the quarter ended June 30, 2004, and other similar factors. The Company expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.

                                    (102004)